Exhibit 2.4

PURCHASE AND SALE AGREEMENT

Mount St. Francis, Ringwood, NJ

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made this 17th day of April 2013, by and between American Addiction Centers Inc., a Nevada corporation, and/or its assignee (“Buyer”) and the Sisters of Saint Francis of Philadelphia, a Pennsylvania non-profit religious corporation, f/k/a Franciscan Sisters of Ringwood, a Pennsylvania non-profit religious corporation (“Seller”). The Buyer and Seller are collectively referred to herein as the “Parties” and individually as a “Party”.

RECITALS

A. Seller is the owner of that certain real property located at 474 Sloatsburg Road, Ringwood, New Jersey, 07456 consisting of two separate parcels, which are Block 1100, Lot 1 and Block 1100, Lot 1.01, and is more particularly described on the legal description set forth on Exhibit A attached hereto and incorporated herein by this reference.

B. Seller desires to sell the Property (as hereinafter defined), and Buyer desires to purchase the same from Seller, on and subject to the terms and conditions set forth in this Agreement,

For and in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

AGREEMENT

Section 1. Terms and Definitions: The terms listed below shall have the respective meaning given them as set forth adjacent to each term.

(a) “Brokers” shall mean Coldwell Banker-NRT Franklin Lakes Office Commercial Division, acting as Seller’s agent and Coldwell Banker-NRT Franklin Lakes Office Commercial Division, acting as Buyer’s agent,

(b) “Closing” shall mean the consummation of the transaction contemplated herein, which shall occur on the Closing Date (defined below), subject to any extension expressly set forth in this Agreement. The Closing shall be by delivery of the Closing documents and other items required for Closing to the Title Insurer (defined below) on or prior to the Closing Date, or to such other place or manner as the Parties hereto may mutually agree. Title Insurer shall be permitted to complete a Closing based upon receipt of electronic copies of Closing documents, provided that the Party delivering such electronic copy agrees in writing to provide originals within one (1) business day following the Closing Date.

(c) “Closing Date” shall mean the day that is forty-five (45) days after expiration of the Due Diligence Period (as defined herein), unless extended as permitted by this Agreement.

(d) “Due Diligence Period” shall mean the period beginning on the Effective Date and ending on the later of ninety (90) days following the Effective Date or upon final approvals being provided to the Buyer by all local authorities with jurisdiction over the Property to allow the Buyer to use the Property as a 127-bed drug and alcohol rehabilitation center (“Intended Use”).

(e) “Earnest Money” shall mean Three Hundred Twenty-Five Thousand and 00/100 Dollars ($325,000.00) (together with all interest accrued thereon). Buyer shall deliver the Earnest Money to the Title Insurer within three (3) business days after the Effective Date (defined below) where it will be held in an escrow account (“Escrow Account”). The Earnest Money shall be applied as partial payment of the Purchase Price at Closing or disbursed in accordance with the terms and conditions of this Agreement. Upon the expiration of the Due Diligence Period, all monies held by the Title Insurer in the Escrow Account shall become nonrefundable, except in the event of a default by Seller, the failure of a condition precedent to Buyer’s obligation to Closing or as otherwise set forth herein.

(f) “Effective Date” shall mean the date on which the Agreement has been executed by both Parties.

(g) “Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, which affects the physical condition of and the value of any Property, individually in excess of $350,000.00.

(h) “Other Property Rights” shall mean all gores, strips, easements, licenses, rights, tenements, hereditaments, privileges and appurtenances relating to the Real Property (defined below), and all of Seller’s right, title and interest in and to any adjacent or abutting lands lying in the beds of streets or roads, whether open, proposed or vacated.

(i) “Property” shall mean all of the following:

(i) each parcel of land described on Exhibit A, with the exception of the Cemetery Parcel (described in Section 3(a) of this Agreement)—which will be subdivided from the land described on Exhibit A and will continue to be owned by the Seller—together with the Other Property Rights with respect to each (collectively, the “Land”);

(ii) all buildings, facilities and other improvements located on the Land, including, without limitation, all fixtures, fittings and components thereof (such as any and all partitions, ducts, motors, compressors, and the heating, ventilating, air conditioning, plumbing, sprinkling, drainage, lighting, gas, electrical and all other systems located therein) (collectively, the “Improvements”, and together with the Land, the “Real Property”);

(iii) all right, title and interest of Seller, if any, to any unpaid award for (A) any taking or condemnation of the Real Property or any portion thereof, or (B) any damage to the Real Property (collectively, the “Awards”). Notwithstanding the foregoing, any amount that the Seller recovers under the New Jersey Highlands Act for the loss of development rights on a certain portion of the Land shall be Seller’s and the Buyer shall not be entitled to any such amount recovered;

(iv) all right, title and interest of Seller in and to the documents, surveys and reports relating to the physical attributes of the Real Property, as opposed to the operation of the Property (the “Property Diligence Materials”);

(v) all right, title and interest of Seller in and to the intangible property used in connection with the foregoing, including, without limitation, any and all certificates of occupancy and other permits, licenses and certificates, certificates of need to the extent assignable and owned or held by Seller or otherwise required by a landlord for the lease to a tenant of the operation of the business and delivery of healthcare services at the Real Property, and, to the extent assignable, all warranties, guaranties and other assurances of performance pertaining to the Real Property, all surveys, drawings, plans, specifications, diagrams, reports, environmental assessments and other architectural or engineering work product (collectively, the “Intangible Property”). Intangible Property shall exclude Seller’s intellectual property, such as trade names, logos and the like; and

(vi) that certain personal property owned by Seller and used in connection with the Property as set forth on Exhibit B to this Agreement, attached hereto and incorporated herein by this reference (the “Personal Property”). The Personal Property that will be transferred from the Seller to the Buyer as of Closing includes a list of the statues, photos of the statues and a site plan showing the location of the statues being sold on the Property.

(j) “Purchase Price” shall mean an amount equal to SIX MILLION FIVE HUNDRED THOUSAND AND 00/100 Dollars ($6,500,000.00), payable in cash or immediately available funds at Closing.

(k) “Seller’s Representative” shall mean Sister Marijane Hresko, as the agent and lawful attorney-in-fact of Seller, to act for Seller for all purposes and actions of Seller under this Agreement. Buyer shall be entitled to conclusively rely on any action taken by or notice given by any single Seller’s Representative as being by or from Seller in respect of this Agreement. All notices, consents, waivers and all other documents and instruments executed by any single Seller’s Representative pursuant to the Agreement from time to time, and all other actions of any single Seller’s Representative on behalf of Seller under the Agreement shall be binding upon Seller. All notices or communications from Buyer to any one of Seller’s Representative shall be conclusively deemed to have been communicated or delivered to Seller in accordance with the terms of this Agreement. Seller may designate a different party than set forth herein to serve as a Seller’s Representative, provided that no such designation shall be effective as to Buyer unless and until Seller delivers written notice thereof to Buyer.

(l) “Title Insurer” shall mean First American Title Insurance Company, whose notice address shall be as follows, except as may be changed pursuant to the Notice section herein:

First American Title Insurance Company

Attn: Janine Hudson

4380 La Jolla Village Drive, Suite 110

San Diego, CA 92122

Tel. No.: 858.410.5767

Fax No.: 877.478.3006

e-mail: jahudson@firstam.com

(m) “Seller’s Notice Address” shall be as follows, except as same may be changed pursuant to the Notice section herein:

Sisters of Saint Francis of Philadelphia

fka Franciscan Sisters of Ringwood

Attn: Sister Marijane Hresko

Vice President

609 South Convent Road

Aston, Pennsylvania 19014-1207

Tel. No.: 610.558.7702

Fax No.: 610.459.0195

e-mail: mhresko@osfphila.org

With copies to:

Martin F. Murphy, Esq.

Murphy McKeon P.C.

Riverdale South

51 Route 23 South

Riverdale, NJ 07457

Tel. No.: 973.835.0100

Fax No.: 973.835.1732

e-mail: mmurphy@murphymckeonlaw.com

Donald A. Westermann

Principal

Chandlee Consulting LLC

855 Chandlee Drive

West Chester, PA 19382

Tel. No.: 610.715.5557

Fax No.: None given

e-mail: dawest5@aol.com

(n) “Buyer’s Notice Address” shall be as follows, except as same may be changed pursuant to the Notice section herein:

Mr. Michael Cartwright

President and CEO

American Addiction Centers

115 East Park Drive, Second Floor

Brentwood, TN 37027

Tel. No.: 615.642.6429

Email: fitrx@live.com

With copies to:

J. Allen Roberts, Esq.

Shareholder

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

211 Commerce Street, Suite 800

Nashville, TN 37201

Tel. No.: 615.726.5596

Fax No.: 615.744.5596

Email: aroberts@bakerdonelson.com

Elizabeth Sorokac, Esq.

Reisman Sorokac

8965 South Eastern Avenue, Suite 382

Las Vegas, Nevada 89123

Tel No.: 702.727.6258

Fax No.: 702.446.6756

Email: esorokac@rsnvlaw.com

Section 2. Proration of Expenses and Payment of Costs and Recording Fees. Seller and Buyer agree that all utility charges, real estate taxes, assessments and any assumed liabilities shall be prorated on a calendar-year basis as of the date of Closing. If a Closing shall occur before the actual taxes and special assessments payable during such year are known, the apportionment of taxes shall be upon the basis of taxes for the Property payable during the immediately preceding year, provided that, if the taxes and special assessments payable during the year in which the Closing occurs are thereafter determined to be more or less than the taxes payable during the preceding year, Seller and Buyer promptly shall adjust the proration of such taxes and special assessments, and Seller or Buyer, as the case may be, shall pay to the other any amount required as a result of such adjustment and this covenant shall not merge with the Deed (defined herein) delivered hereunder but shall survive the Closing. Seller shall be responsible for the payment of all municipal license taxes payable during the calendar year in which the Closing occurs and corresponding to any period prior to the Closing Date. Seller shall pay all fees (including defeasance fees), charges and expenses imposed or assessed in connection with the payoff or prepayment of all mortgage loans encumbering the Property. The premium and related charges for an owner’s title insurance policy to be issued to Buyer together with any endorsements to the owner’s title insurance policy shall be paid by Buyer. The premium and related charges for a mortgagee’s title insurance policy shall be paid by Buyer. The recording fees necessary to record the Deed at the register of deeds office where each Property is located shall be paid by Buyer. The transfer tax, documentary stamp tax and/or excise tax payable in connection with the recording of the Deed shall be paid by Seller. Buyer shall be responsible for the cost of its own surveys (including the cost, if any, of any update to Seller’s existing survey requested by Buyer), Phase 1 environmental studies and due diligence investigations. Seller and Buyer shall be responsible for their own attorney’s fees. Seller and Buyer each shall pay one-half of all escrow (“Escrow”) and closing fees charged by the Title Insurer.

Section 3. Sale of Property and Special Considerations. Seller hereby agrees to sell, transfer and convey the Property to Buyer, and Buyer hereby agrees to purchase and accept the Property from Seller for the Purchase Price and on and subject to the terms and conditions set forth in this Agreement.

(a) Cemetery. Seller and Buyer agree that the currently existing cemetery on the Property (“Cemetery”) shall be subdivided from the Property into a separate legal parcel (“Cemetery Parcel”), but will otherwise remain undisturbed, with the exception of any burials that occur in the Cemetery. Seller desires to remain the owner of the Cemetery Parcel due to the fact that members of the Seller are buried in the Cemetery and/or will be buried there in the future. The Seller shall be responsible for completing the subdivision of the Cemetery Parcel and shall bear all costs and fees associated with the same. The Parties shall agree, in writing, to the legal boundaries of the Cemetery Parcel. The Parties agree that the physical appearance of the Cemetery shall not change after the Closing and that the statues in the Cemetery remain in their current locations. Seller agrees that it shall provide for the perpetual care of the Cemetery Parcel and shall maintain the Cemetery Parcel in its current appearance. Seller agrees that such subdivision shall be completed on or before the Closing and that such subdivision shall not delay the Closing. Seller agrees that the access to the Cemetery Parcel shall be described in the subdivision map that will be prepared in conjunction with the subdivision of the Cemetery from the Property and that such access shall be subject to the sole and absolute approval of the Buyer, which may include an easement across the Property. This covenant shall survive the completion of the transaction contemplated by this Agreement and/or the termination this Agreement.

(b) Spectrum Lease. Seller has a lease (“Current Spectrum Lease”) with the Spectrum For Living Group Homes, Inc., a New Jersey corporation (“Spectrum Group”), for the lease of a portion of the existing Conference Center on the Property. Seller agrees to provide the Current

Spectrum Lease and the contact information for the appropriate person at Spectrum Group for discussing the Current Spectrum Lease (“Current Spectrum Contact Information”) to the Buyer as part of the Due Diligence Materials (described in Section 6(b) of this Agreement). Seller agrees that it will assist in the negotiations with the Spectrum Group regarding the following:

(i) That the Current Spectrum Lease ends on or before June 30, 2014, or such other date agreed to by the Buyer and Spectrum Group;

(ii) That the Current Spectrum Lease be amended regarding the Spectrum Group’s use of the Conference Center or the Madonna Center on the Property in order to accommodate the Buyer’s construction timeline for the Property; and

(iii) That the Current Spectrum Lease be amended regarding the Spectrum Group’s use of those certain parking spaces on the Property in order to accommodate the Buyer’s construction timeline for the Property.

Any agreed to revisions and/or negotiations to the Current Spectrum Lease shall be memorialized and agreed to by the Seller, Buyer and the Spectrum Group and shall be attached hereto as Exhibit C and incorporated herein by this reference (“Spectrum Lease Amendment”). Seller agrees that at Closing it will assign the Current Spectrum Lease to Buyer. Further, Seller agrees that at Closing, Seller will obtain and provide an Estoppel Certificate for the Current Spectrum Lease.

(c) New Jersey Highlands Act. Any amount that the Seller recovers under the New Jersey Highlands Act for the loss of development rights on a certain portion of the Property shall be Seller’s and the Buyer shall not be entitled to any such amount recovered.

Section 4. Payment of Purchase Price. Buyer shall pay the Purchase Price, subject to the credit for the Earnest Money, and further subject to the Closing adjustments expressly allocated under the terms of this Agreement, in accordance with all the terms and conditions of this Agreement. Buyer shall pay the Purchase Price by wire transfer of immediately available federal funds to the Title Insurer on or before the morning of Closing, and Title Insurer shall disburse all funds it receives from the Parties in connection with the Closing in accordance with the terms and conditions of this Agreement.

Section 5. Title. At Closing, Seller agrees to convey to Buyer fee simple marketable title to the Real Property by a Bargain and Sale Deed with Covenants Against Grantor Acts (“Deed”) in form and substance reasonably acceptable to Buyer, free and clear of all liens, defects of title, conditions, easements, restrictions, and encumbrances of record except for (i) taxes for the current year and subsequent years not yet due and payable (subject to proration as provided elsewhere in this Agreement); (ii) existing zoning laws, ordinances and regulations and other laws, ordinances and regulations respecting the use, occupancy and operation of the Property; and (iii) conditions, easements, restrictions, and encumbrances of record and exceptions set forth in the Title Report (as defined below) or on a survey of the Property identified by Buyer as an Objection (as defined in Section 6(a)) and which Seller does not agree to cure under Section 6(a) herein and in which Buyer waives as an Objection pursuant to said Section 6(a) (collectively, the “Permitted Exceptions”). The Closing cannot occur until the subdivision of the Cemetery Parcel is complete and the Parties have executed the Cemetery Easement, or the Parties have otherwise agreed in writing to a resolution of this matter.

Section 6. Examination of Property. Seller and Buyer hereby agree as follows:

(a) Title Examination. Buyer shall order a title report or commitment for title insurance (the “Preliminary Title Report”) from the Title Insurer, including all documentation for the exceptions to the Preliminary Title Report, and shall deliver the Preliminary Title Report to the Buyer within five (5) days of the Effective Date. Seller shall deliver a copy of its most recent survey (which shall be certified by the surveyor who completed the same) (the “Survey”), within two (2) business days after the Effective Date, which Buyer shall have the right to have updated and revised to incorporate Buyer’s survey requirements. Within thirty (30) days of receipt of the Preliminary Title Report and the Survey, Buyer shall object to any defects in Preliminary Title Report and/or the Survey (“Objections”), which shall be in writing and delivered to Seller (“Objection Notice”). Seller shall notify Buyer within ten (10) days after receipt of the Objection Notice whether Seller will cure the Objections. If Seller does not respond within said ten (10) day period, Seller shall be deemed to have elected to not cure the Objections. If Seller does not agree (or is deemed to not agree) to cure the Objections, Buyer shall have the right, by notice given to Seller and Title Insurer within ten (10) days after receipt of Seller’s notice (or within ten (10) days of the expiration of Seller’s ten (10) day response period, if Seller does not respond), either to (i) waive the Objections and proceed with Closing without abatement or reduction of the Purchase Price, or (ii) terminate this Agreement and obtain a refund of the Earnest Money. If Buyer fails to deliver the Objection Notice to Seller within the time period set forth herein, then Buyer shall be deemed to have elected to waive its right to make Objections. If Buyer elects to terminate this Agreement by notice given to Seller or is deemed to have terminated this Agreement, the Earnest Money shall be immediately returned to Buyer, and upon such return, except as expressly provided herein, this Agreement and all rights and obligations of the respective Parties hereunder shall be null and void. Notwithstanding the foregoing, Seller shall be solely responsible for the payment or other satisfaction and discharge of record at or before the Closing of all liens and encumbrances against the Property and objected to by Buyer which can be removed by the payment of a fixed and ascertainable sum of money. In the event Seller fails or refuses to cure monetary liens or encumbrances against the Property, Buyer may, but is not obligated to, elect to satisfy such monetary liens or encumbrances and deduct the costs of the cure from the Purchase Price.

Notwithstanding any provision of this Agreement to the contrary, following the Effective Date of this Agreement, Seller shall not create, place, grant, convey, or otherwise voluntarily cause or otherwise consent to any liens, encumbrances or restrictions affecting the Real Property, or any part thereof, to be created, suffered to be placed or recorded against the title to the Real Property, nor will Seller during said period convey any interest in the Property to anyone other than Buyer without Buyer’s prior written consent, which consent Buyer may withhold in its absolute discretion. At Closing, Seller will cause the Real Property to be released or otherwise discharged from any lien securing the payment of a sum certain which has been voluntarily created by, or with the consent of, Seller or will bond over said lien to the reasonable satisfaction of Buyer and Buyer’s title insurance company sufficient to cause said company to insure over said lien.

Any exceptions to title to the Real Property that arise between the effective date of the Preliminary Title Report obtained by Buyer and the Closing are referred to herein as “New Defects.” Buyer may notify Seller in writing (the “Gap Notice”) of any New Defect (a) raised by the Title Insurer between the effective date of the Preliminary Title Report and the Closing (the “Gap”), and (b) not otherwise known to Buyer prior to the date of the Preliminary Title Report; provided that Buyer must notify Seller of such objection to title within two (2) business days of being made aware of the existence of such New Defects. If Buyer sends a Gap Notice to Seller, Buyer and Seller shall have the same rights and obligations with respect to such notice as exist in Section 6(a) of this Agreement with respect to the Objection Notice.

(b) Examination. Within thirty (30) days of the Effective Date of this Agreement, Seller shall provide to Buyer copies of the documents and materials pertaining to the use, ownership or condition of the Property set forth on Schedule 6(b) attached hereto and incorporated herein by this reference (collectively, the “Due Diligence Materials”‘). Buyer shall have the unconditional right, for any reason or no reason, to terminate this Agreement by giving written notice thereof to Seller prior to the expiration of the Due Diligence Period, in which event this Agreement shall become null and void, whereupon Title Insurer shall refund the Earnest Money to Buyer (which obligation and right shall survive such termination), and all rights, liabilities and obligations of the Parties under this Agreement shall expire, except as otherwise expressly set forth herein. If Buyer does not so terminate this Agreement prior to the expiration of the Due Diligence Period, Buyer conclusively shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 6 (b) except as such termination is otherwise permitted in this Agreement. Buyer and its agents, contractors, consultants, licensees and representatives (collectively, “Buyer’s Representatives”) shall have access to the Property at all reasonable times and from time to time during normal business hours for the purpose of conducting inspections and tests of the Property as Buyer deems necessary or desirable, including surveys and architectural, engineering, geo-technical and environmental inspections and tests; provided that: (i) Buyer must give Seller at least twenty-four (24) hours’ prior telephone or written notice (which may be via email) to Seller’s Representative of any such inspection or test and, with respect to any invasive inspection or test that requires boring or drilling (e.g., core sampling), including, without limitation, any test required in connection with a Phase II environmental assessment or geotechnical analysis (and any invasive inspections in connection therewith) if the results of a property condition report, Phase I environmental assessment or other due diligence study conducted by Buyer recommends that a Phase II environmental assessment be performed, Buyer must obtain Seller’s prior oral or written consent to such invasive tests or inspections, which consent shall not be unreasonably withheld or delayed, (ii) prior to accessing the Property and performing any inspection or test at or on the Property, Buyer must deliver a certificate of insurance to Seller evidencing that Buyer (or the applicable Buyer’s Representative that will be accessing the Property) has in place comprehensive general liability and property damage insurance and workers compensation insurance for its activities on the Property, each in terms and amounts reasonably satisfactory to Seller, which insurance shall name Seller as an additional insured thereunder, contain a cross liability provision, and contain a provision that the insurance provided by Buyer hereunder shall be primary and noncontributing with any other insurance available to Seller and its successors, assigns and affiliates; and (iii) all inspections, tests, investigations, or studies of the Property shall be conducted by Buyer or Buyer’s Representatives (as applicable) in compliance with Buyer’s responsibilities set forth in Section 6(c) below. Buyer shall bear the cost of all such inspections, tests, investigations, or studies. At Seller’s written election made at the time of Buyer’s request for access, Seller may designate an owner representative of Seller to accompany Buyer or Buyer’s Representatives while on the Property provided that such Seller representative shall not impede or interfere with the conduct of such inspections, tests, investigations or studies, in which event Buyer or Buyer’s Representatives shall not enter onto the Property unless so accompanied. Seller shall cause a representative to be available for such access and inspection within twenty-four (24) hours of Buyer’s request for access.

(c) Terms of Examination. In conducting any inspections, tests, investigations or studies of the Property, Buyer and Buyer’s Representatives shall: (i) not unreasonably disturb Seller or any of its employees at the Property or unreasonably interfere with their use of the Property, (ii) not unreasonably interfere with the operation and maintenance of the Property; (iii) not damage any part of the Property or any personal property owned or held by any tenant or any third party except as necessary to conduct the Phase II environmental inspections, tests, investigations or studies; (iv) not physically injure or otherwise cause bodily harm to Seller, its property manager, or their respective agents, guests, invitees, licensees, contractors, agents, or employees, or any tenants or their guests or invitees; (v) comply with all applicable laws; (vi) promptly pay when due the costs of all inspections, tests, investigations, and studies done with regard to the Property; (vii) not permit any liens to attach to the Property or any portion thereof by reason of the exercise of its rights hereunder; (viii) except for any test boring location which may be required to be resampled, promptly and diligently repair any damage to the Property and restore any areas disturbed by such inspections, tests, investigations, or studies substantially to the condition such areas existed prior to the performance of such inspections, tests, investigations or studies, in either case, to the extent such damage or disturbance was caused by Buyer or Buyer’s Representatives; and (ix) not reveal or disclose prior to the Closing any information obtained during the Due Diligence Period concerning the Property and/or the Due Diligence Materials to anyone except as may be otherwise required by judicial order or by law, as agreed to by Seller or which is a matter of public record. Notwithstanding anything to the contrary contained herein, Buyer may disclose any information to partners, directors, officers and employees of Buyer and/or Buyer’s Representatives, Buyer’s investors and financial advisors, and such Parties’ outside counsel and accounting firms, who, in Buyer’s reasonable judgment, need to know such information for the purpose of evaluating the possible purchase of the Property by Buyer.

(d) Indemnification by Buyer Related to Examination. Buyer, for and on behalf of itself, its officers, members, managers, directors, licensees, invitees, agents, and employees, shall and hereby does indemnify, defend, release, discharge and forever hold harmless Seller and its officers, members, managers, directors, employees, partners, brokers, agents, and any person, firm, corporation, trust, partnership, limited liability company or other entity claiming by through or under Seller (collectively, “Indemnified Parties”) from and against any and all actions, claims, demands, liabilities, liens, losses, costs (including court costs), damages, awards and expenses (including reasonable attorney’s fees) (collectively, “Losses”) as a result of any injury to or death of persons, damage to property or liens recorded against the Property, to the extent caused solely by (i) Buyer’s negligent access or entry onto the Property; (ii) the negligent use of or access to the Property by Buyer and Buyer’s Representatives in connection with this Agreement; or (iii) any tests or inspections negligently performed by Buyer or Buyer’s Representatives; provided, however, in the case of any of items (i)-(iii) listed above, Buyer shall not be obligated to indemnify Seller or the Indemnified Parties to the extent any such Losses are caused by (a) the negligence or willful misconduct of Seller, its agents, employees, contractors, officers, consultants or other representatives of the Indemnified Parties, and/or (b) the discovery of or existence of any pre-existing condition on the Property (including, without limitation, any pre-existing environmental contamination), and/or (c) the reporting of any environmental condition of the Property if required by judicial order or law or otherwise permitted under this Agreement. Seller’s and Indemnified Parties’ right to indemnity from Buyer shall in no way be limited to the amount recoverable under any insurance maintained by Buyer as required in this Agreement. The provisions of this Section 6(d) shall survive Closing or any termination of this Agreement.

The Parties hereto acknowledge that Buyer may expend material sums of money in reliance on Seller’s obligations under this Agreement in connection with negotiating and executing this Agreement, furnishing the Earnest Money, conducting the inspections contemplated by this Section and preparing for Closing, and that Buyer would not have entered into this Agreement without the availability of the Due Diligence Period. Therefore, the Parties agree that adequate consideration exists to support Seller’s obligations hereunder even before expiration of the Due Diligence Period. Notwithstanding anything to the contrary contained herein, the effect of any representations or warranties made by Seller in this Agreement shall not be diminished by any inspections, tests, or investigations made by Buyer.

Section 7. Risk of Loss/Condemnation. Upon an occurrence of a casualty, condemnation or taking, Seller shall notify Buyer in writing of same. Until Closing, the risk of loss or damage to the Property shall be borne by Seller. Notwithstanding anything to the contrary contained in this Agreement, in the event all or any portion of the Property is damaged in any casualty or condemned or taken where the cost to repair or diminution in value resulting therefrom exceeds $350,000 (as determined by a third party selected by Buyer and reasonably approved by Seller), Buyer may elect to terminate this Agreement by providing written notice of such termination to Seller within ten (10) business days after Buyer’s receipt of notice of such condemnation, taking or damage, upon which termination the Earnest Money shall be returned to the Buyer and neither Party hereto shall have any further rights, obligations or liabilities under this Agreement except as otherwise expressly set forth herein. With respect to any condemnation or taking (or any notice thereof), if Buyer does not elect to cancel this Agreement as aforesaid, there shall be no abatement of the Purchase Price and Seller shall assign to Buyer at the Closing the rights of Seller to the Award, if any, for the condemnation or taking, and Buyer shall be entitled to receive and keep all such Awards. With respect to a casualty, if Buyer does not elect to terminate this Agreement or does not have the right to terminate this Agreement as aforesaid, there shall be no abatement of the Purchase Price and Seller shall assign to Buyer at the Closing the rights of Seller to the proceeds under Seller’s insurance policies covering such Property with respect to such damage or destruction (or pay to Buyer any such proceeds received prior to Closing) and pay to Buyer the amount of any deductible with respect thereto, and Buyer shall be entitled to receive and keep any monies received from such insurance policies.

Section 8. Earnest Money Disbursement. The Earnest Money shall be held by the Title Insurer, in trust, and disposed of only in accordance with the following provisions:

(a) Upon receipt of the Earnest Money, Title Insurer shall deliver to Seller and Buyer written notice confirming Title Insurer’s receipt of the Earnest Money, the date on which Title Insurer received the Earnest Money and that the Earnest Money has been deposited in an Escrow Account as required by this Agreement. The Title Insurer shall invest the Earnest Money in a money market account reasonably satisfactory to Buyer, and shall promptly provide Buyer and Seller with confirmation of the investments made. Any investment fee charged by Title Insurer in connection with the investment of the Earnest Money shall be paid by Buyer.

(b) (b) If a Closing occurs, the Title Insurer shall deliver the Earnest Money to Seller at the Closing and the same shall be credited against the Purchase Price. If for any reason the Closing does not occur, the Title Insurer shall deliver the Earnest Money to Seller or Buyer in accordance with this Section 8(b). In the event the Closing does not occur and either Party makes a written demand (the “Demand”) upon the Title Insurer for payment of the Earnest Money, the Title Insurer shall give written notice to the other Party of the Demand (“Demand Notice”) within one business day after receipt of the Demand. If the Title Insurer does not receive a written objection from the other Party to the proposed payment within five (5) business days after giving the Demand Notice, the Title Insurer is hereby authorized to make the payment to the demanding Party as set forth in the Demand. If the Title Insurer does receive such written objection within such period, the Title Insurer shall continue to hold such amount until otherwise directed by written instructions signed by both Seller and Buyer or a final judgment is issued by a court. Notwithstanding the foregoing provisions of this paragraph, if Buyer delivers a notice to Title Insurer stating that Buyer has terminated this Agreement on or prior to the expiration of the Due Diligence Period, then Title Insurer shall immediately return the Earnest Money to Buyer without the necessity of delivering the Demand Notice and Title Insurer shall do so notwithstanding any objection by Seller.

(c) The Parties acknowledge that the Title Insurer is acting solely as a stakeholder at their request and for their convenience, that the Title Insurer shall not be deemed to be the agent of either Party, and that the Title Insurer shall not be liable to either of the Parties for any omission or action taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller or Buyer resulting from the Title Insurer’s mistake of law respecting the Title Insurer scope or nature of its duties. Seller and Buyer shall jointly and severally indemnify and hold the Title Insurer harmless from and against all liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with the performance of the Title Insurer’s duties hereunder, except with respect to actions or omissions taken or made by the Title Insurer in bad faith, in disregard of this Agreement or involving negligence on the part of the Title Insurer. The Title Insurer has executed this Agreement in the place indicated on the signature page hereof in order to confirm that the Title Insurer has received and shall hold the Earnest Money in an Escrow Account and shall disburse the Earnest Money pursuant to the provisions of this Agreement.

(d) Buyer and Seller, together, shall have the right to terminate the appointment of Title Insurer hereunder by giving to it written notice of such termination, specifying the date upon which such termination shall take effect and designating a replacement Title Insurer, who shall sign a counterpart of this Agreement. Upon demand of such successor Title Insurer, the Earnest Money shall be turned over and delivered to such successor Title Insurer, who shall thereupon be bound by all of the provisions hereof. Title Insurer may resign at will and be discharged from its duties or obligations hereunder by giving notice in writing of such resignation specifying a date when such resignation shall take effect; provided, however, that (i) prior to such resignation a substitute title insurer is approved in writing by Seller and Buyer, which approval shall not be unreasonably withheld or delayed, or (ii) Title Insurer shall deposit the Earnest Money with a court of competent jurisdiction. After such resignation, Title Insurer shall have no further duties or liability hereunder.

(e) Title Insurer’s agreements and obligations hereunder with respect to the Earnest Money shall terminate and Title Insurer shall be discharged from further duties and obligations hereunder upon final disbursement of the Earnest Money in accordance with the terms of this Agreement.

Section 9. Default

(a) If Seller is ready, willing and able to consummate the Closing in accordance with the terms of this Agreement, and Buyer defaults in any of its obligations undertaken in this Agreement, and should such default continue for a period of ten (10) business days after the date on which Buyer receives Seller’s written notice of default, then Seller shall be entitled to, as its sole and exclusive remedy, to either: (i) waive such default and proceed to Closing in accordance with the terms and provisions hereof if Buyer is willing to proceed with Closing; or (ii) declare this Agreement to be terminated, in which event Seller shall be entitled to receive the Earnest Money as liquidated damages. Upon such termination, neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly provided herein. Seller and Buyer agree that (a) actual damages due to Buyer’s default hereunder would be difficult and inconvenient to ascertain and that such liquidated damages amount is not a penalty and is fair and reasonable in light of all relevant circumstances, (b) the amount specified as liquidated damages is not disproportionate to the damages that would be suffered and the costs that would be incurred by Seller as a result of having withdrawn the Property from the market, and (c) Buyer desires to limit its liability under this Agreement to the amount of the Earnest Money paid in the event Buyer fails to complete Closing. Seller hereby waives any right to recover the balance of the Purchase Price, or any part thereof, and the right to pursue any other remedy permitted at law or in equity against Buyer. In no event under this Section or otherwise shall Buyer be liable to Seller for any punitive, speculative or consequential damages.

(b) In the event of a default in the obligations herein taken by Seller, and should such default continue for a period of ten (10) business days, after the date on which Seller receives Buyer’s written notice of default, Buyer may, either (i) waive such default and proceed to Closing in accordance with the terms and provisions hereof, (ii) terminate this Agreement, whereupon Title Insurer shall return the Earnest Money to Buyer and Seller shall pay to Buyer all of the out-of-pocket costs and expenses incurred by Buyer in connection with this Agreement, including without limitation Buyer’s reasonable attorneys’ fees and expenses (which obligations shall survive such termination), which amount shall not exceed One Hundred Thousand and 00/100 Dollars ($100,000.00) and which return and payment shall operate to terminate this Agreement and release Seller and Buyer from any and all liability hereunder, except those which are specifically stated herein to survive any termination hereof, or (iii) to enforce specific performance of Seller’s obligations hereunder, including the obligation to cure its default. Notwithstanding the foregoing, in the event of a willful or intentional default of Seller hereunder, Buyer shall, in addition to the foregoing remedies, be permitted to pursue any and all rights and remedies available to Buyer at law or in equity.

Section 10. Closing. The Closing shall consist of the execution and delivery of documents by Seller and Buyer, as set forth below, and delivery by Buyer to Seller of the Purchase Price in accordance with the terms of this Agreement. It is expected that the Parties will not attend Closing and instead will utilize an Escrow with Title Insurer. Prior to the Closing Date, the Buyer shall have one option to extend the Closing Date by an additional thirty (30) days by notifying the Seller in writing that it is exercising its option to extend. Within two (2) business days of Buyer exercising the option to extend the Closing Date, the Buyer shall deliver an additional One Hundred Thousand and 00/100 Dollars ($100,000) (“Extension Fee”) to the Title Insurer with the Extension Fee held in the Escrow Account holding any other monies deposited by the Buyer. The Extension Fee shall be nonrefundable. Notwithstanding the foregoing, in the event the Earnest Money is refundable to the Buyer under the terms and conditions of this Agreement, the Extension Fee shall also be refunded to Buyer. Further, in the event the Closing occurs, the Extension Fee shall be applied to the Purchase Price. The Title Insurer shall prepare and deliver to the Parties, no later than three (3) business days prior to the Closing Date, a statement (“Closing Statement”) which shall set forth an estimate of all costs payable, and the pro-rations and credits provided for in this Agreement. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this Section. If the pro-rations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either Party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within sixty (60) days after the Closing Date or, if later, the close of an applicable real estate tax cycle which determines the amount of real estate taxes applicable to this pro-ration, and if a Party fails to request an adjustment to the Closing Statement by a written notice delivered to the other Party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such Party desires to adjust and the reasons for such adjustment), then the pro-rations and credits set forth in the Closing Statement shall be binding and conclusive against such Party.

(a) Seller Deliverables: Seller shall deliver to Title Insurer at least two (2) business days prior to the Closing Date (or on such other date specified below) the following executed documents in form and substance reasonably satisfactory to Buyer and, as appropriate, executed by Seller (and/or, where appropriate, any other named Parties) and acknowledged or notarized:

(1) One (1) original of the Deed conveying each parcel of the Real Property to Buyer, subject only to the Permitted Exceptions;

(2) if the legal description of the Land set forth on the survey obtained by Buyer (the “Survey Description”) differs from the legal description of the Land set forth on the deed by which Seller acquired title, two (2) originals of a quit claim deed conveying the Real Property to Buyer utilizing the Survey Description;

(3) two (2) originals of the Bill of Sale in the form of Exhibit D attached hereto from Seller to Buyer conveying the Personal Property and Property Diligence Materials to Buyer;

(4) one (1) copy of the approval from the Seller’s Board of Directors, or other approval authority, of the transaction contemplated herein;

(5) two (2) originals of the Closing Statement setting forth the Purchase Price, all prorations and other adjustments to be made pursuant to the terms hereof, and the funds required for Closing as contemplated hereunder;

(6) all transfer tax statements, declarations and filings as may be necessary, appropriate or required by local practice for purposes of recordation of the Deed;

(7) to the extent not previously delivered to Buyer, but only to the extent within Seller’s possession or control, originals of the Due Diligence Materials, copies of all books and records applicable to the Property which are identified by Buyer by written notice to Seller and reasonably necessary for the orderly transition of operation of the Property;

(8) an original certificate as may be required by the Internal Revenue Service pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, or the regulations issued pursuant thereto, certifying the non-foreign status of Seller;

(9) such original affidavits or other instruments as the Title Insurer shall require in order to issue policies of title insurance (i) free of any exceptions for unfiled mechanics’ or materialmen’s liens for work performed prior to Closing, (ii) free from the claim of parties in possession other than the Tenant, and (iii) providing for such other customary matters as Title Insurer shall request;

(10) such original documentation from Broker’s as may be reasonably required to evidence the satisfaction or waiver, and release, of all liens that Broker’s may have in connection with a claim for commissions or other compensation due to the Closing of the transaction contemplated by this Agreement, and in form and substance reasonably acceptable to Title Insurer and which will permit Title Insurer to issue its title insurance policy to Buyer without exception for and insuring against such Broker claims;

(11) Two (2) original re-certifications by Seller of the representations and warranties of Seller made under this Agreement;

(12) An original written waiver of rights, in form and substance reasonably acceptable to Buyer, from each Party having a right or option to purchase the Property (or any portion thereof) from Seller;

(13) a certificate of insurance or other evidence reasonably satisfactory to Buyer memorializing and confirming that Tenant and the Operating Subtenants are maintaining policies of insurance of the types and in the amounts required by the Master Lease, in the form required by the Master Lease; and

(14) such other instruments as are reasonably required by Title Insurer to close the Escrow and consummate the purchase of the Property in accordance with the terms hereof.

(b) Delivery by Buyer. Buyer shall deliver to Title Insurer on or before the Closing Date the following executed documents and items in the form and substance reasonably satisfactory to Seller and, as appropriate, executed by Buyer and acknowledged or notarized;

(1) the Purchase Price, as required by this Agreement;

(2) two (2) originals of the Closing Statement setting forth the Purchase Price, all pro-rations and other adjustments to be made pursuant to the terms hereof, and the funds required for Closing as contemplated hereunder;

(3) any documents, instruments, data, records, correspondence, agreements or other items called for under this Agreement which have not previously been delivered by Buyer;

(4) such other instruments as are reasonably required by Title Insurer to close the Escrow and consummate the purchase of the Property in accordance with the terms hereof, provided such instrument does not impose an obligation or liability in excess of that otherwise required by this Agreement; and

(5) The approval by the Buyer’s Board of Directors, or other approval authority, of the transaction contemplated herein.

At Closing, Buyer shall instruct the Title Insurer to deliver the Earnest Money to Seller which shall (i) be applied to the Purchase Price, (ii) deliver the balance of the Purchase Price to Seller and (iii) execute and deliver original execution counterparts of the Closing documents referenced above to be executed by Buyer.

(c) Regulatory Approvals. In addition to the obligations required to be performed hereunder by the Parties at Closing, each of the Parties shall perform such other acts, and shall execute, acknowledge and deliver, prior to, at or subsequent to Closing, such other applications, notices, instruments, documents and other materials as the other may reasonably request (as reasonably determined by the requesting Party or its counsel) or that may be required in order to effect the consummation of the transactions contemplated hereby, to lawfully vest title to the Property in Buyer and to allow Buyer to lawfully operate its Intended Use on the Property, which is a 127-bed drug and alcohol rehabilitation facility. The foregoing shall include, without limitation, those actions and items required by all environmental permits and all Health Care Regulatory Agencies (defined below) having jurisdiction over the Property, the ownership, operation, maintenance, management, use, regulation, development, expansion or construction thereof, the provision of health care services thereon, which grant, issue or regulate any licenses, permits, accreditations, provider numbers, approvals, qualifications, certifications, and other authorizations granted by any Health Care Regulatory Agency or other governmental authority, accreditation organization relating to or affecting the Property, the establishment, construction, ownership, operation, maintenance, management, use, regulation, development, expansion or construction thereof, the provision of health care services thereto (collectively, the foregoing being referred to herein as the “Regulatory Approvals”). Each Party shall proceed with diligence and in cooperation with the other Party to obtain the Regulatory Approvals allowing Buyer to lawfully operate its Intended Use on the Property at the earliest possible opportunity. As used in this paragraph, the term (i) “Health Care Regulatory Agency” shall mean all agencies, boards, authorities, bodies, accreditation organizations and governmental authorities with jurisdiction over the Regulatory Approvals.

Section 11. Representations by Seller. For the purpose of inducing Buyer to enter into this Agreement and to consummate the sale and purchase of the Property in accordance herewith, Seller makes the following representations and warranties to Buyer as of the date hereof and as of the Closing Date, which shall survive the Closing.

When used in this Agreement, the term “to Seller’s Knowledge” shall mean and be limited to (and not imputed, implied or constructive) the current actual knowledge of Sister Marijane Hresko, OSF Vice President, without any duty of investigation or inquiry imposed on such individuals. Notwithstanding anything to the contrary set forth in this Agreement, the foregoing individuals shall not have any personal liability whatsoever with respect to any matters set forth in this Agreement or any of Seller’s representations and/or warranties herein being or becoming untrue, inaccurate or incomplete.

(a) Seller is duly organized, validly existing and in good standing under the laws of its state of organization, and (if different than the state of organization) the State in which the Property is located. Seller is authorized to consummate the transaction set forth herein and fulfill all of its respective obligations hereunder and under all Closing documents to be executed by Seller, and has all necessary power to execute and deliver this Agreement and all Closing documents to be executed by Seller, and to perform all of Seller’s obligations hereunder and thereunder. To Seller’s Knowledge (as hereinafter defined), neither the execution and delivery of this Agreement and all Closing documents to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder, will result in the violation of any applicable municipal, county, state and federal laws, ordinances, regulations, statutes, administrative rulings or restrictive covenants (“Laws”), any provision of the organizational documents of or any contract to which Seller is a Party or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller is bound;

(b) Except as shown on Schedule 11(b) and except with respect to the environmental condition of the Property or the presence, release or threat of a release of any Hazardous Substances, as defined in Section 11 Co) of this Agreement, at, on, under, to, from or about the Property. Seller has not received any written notice of any threatened, current or pending litigation, action, proceeding (including municipal, health, administrative, or condemnation proceedings), tax appeals (or other similar proceedings challenging or seeking to reduce the assessed valuation of the Real Property) or environmental investigations against Seller, the Property or in connection with the business operated at the Real Property that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Notwithstanding any provision in this Agreement to the contrary, the disclosure of current or pending litigation on Schedule 11 fb) shall in no way release Seller or the current operators of the Premises from responsibility for any such claims, and Buyer shall in no way be deemed to have assumed responsibility for any such claims, either by virtue of receipt of such notice or the occurrence of the Closing.

(c) None of the Contracts will be binding upon Buyer after the Closing unless expressly assumed by Buyer;

(d) No written notice has been given to Seller by any holder of any mortgage or deed of trust on the Property, by any insurance company which has issued a policy with respect to any of the Property, or by any board of fire underwriters (or other body exercising similar functions), any of which notices claim any defect or deficiency or request the performance of any repairs, alterations or other work to the Property;

(e) To Seller’s Knowledge, the Personal Property to be transferred to Buyer is free and clear of liens, security interests and other encumbrances and any loan instruments securing a loan for the Personal Property that shall be paid in full by Seller at or prior to Closing;

(f) To Seller’s Knowledge, there are no material defects in the structural elements of the Improvements and all Improvements (including, without {imitation, machinery, equipment, electrical, plumbing, heating and air conditioning systems and equipment) located on the Property are in good mechanical working order, condition and repair, and are structurally safe and sound and have no material defect (reasonable wear and tear excepted), and there is no leak or material defect in any roof located upon the Property.

(g) Neither this Agreement nor the consummation of the transactions contemplated hereby is subject to any first right of refusal or other purchase right in favor of any other person or entity; and apart from this Agreement, Seller has not entered into any written agreements for the purchase or sale of the Property, or any interest therein which remain in effect.

(h) To Seller’s Knowledge, the Property and each facility operated thereon are now and has at all times been in compliance with all Laws. Seller has not received any written notice that the Property, Seller’s or any Operating Subtenant’s use and occupancy or the operation of the facility thereon violates any Laws. To Seller’s Knowledge, the Property contains parking sufficient to be in compliance with all applicable laws, ordinances, regulations, restrictions, and covenants. Notwithstanding the foregoing, a portion of the parking lot near the Conference Center and Madonna Center was a playground. Upon the conversion of the playground to additional parking, the Seller did not seek any permits or approvals to do so. In the event any issues arise regarding the failure to seek permits or approvals after the Closing on the Property, the Seller for and on behalf of itself, its officers, members, managers, directors, licensees, invitees, agents, and employees, shall indemnify, defend, release, discharge and forever hold harmless Seller and its officers, members, managers, directors, employees, partners, brokers, agents, and any person, firm, corporation, trust, partnership, limited liability company or other entity claiming by through or under Seller from and against any and all actions, claims, demands, liabilities, hens, losses, costs (including court costs), damages, awards and expenses (including reasonable attorney’s fees) resulting from the failure to seek permits or approvals.

(i) Seller is not a “foreign person” under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) and upon consummation of the transaction contemplated hereby, Buyer will not be required by FIRPTA to withhold from the Purchase Price any withholding tax;

(j) The employees of Seller engaged in the operation or maintenance of the Property shall only continue as employees if asked to do so by Buyer;

(k) Except as described in Section 3(a) of the Agreement and otherwise disclosed on Schedule 110c), Seller has not initiated or participated in, any action for a change or modification in the current subdivision, site plan, zoning or other land use permits for the Property; and

(l) Except as disclosed on Schedule 11(1). during the period of Seller’s ownership of the Real Property and Improvements, no Hazardous Substances have been generated, stored, released, treated or disposed of on, under, to, from or about the Real Property or Improvements in violation of any law, rule, legal requirement or regulation applicable to the Property which regulates or controls matters relating to the environment or public health or safety (collectively, “Environmental Laws”), and, to Seller’s Knowledge, prior to Seller’s ownership of the Real Property and Improvements, no Hazardous Substances have been generated, stored, released, treated or disposed of on, under, to, from or about the Real Property or Improvements in violation of any Environmental Laws. Seller has not received any written notice, demand or claim from (nor delivered any notice to) any federal, state, county, municipal or other governmental department, agency or authority, or any third party, nor is Seller aware of any circumstances that could give rise to any notice, demand or claim, concerning any petroleum product or other Hazardous Substance release, discharge or seepage. As used in this Agreement, the term “Hazardous Substances” shall mean any substance or material which is regulated, listed, defined or deemed to be a waste, contaminant or pollutant, or substance or material potentially harmful, hazardous or toxic to human health or safety or the environment pursuant to any Environmental Laws, including but without limitation, petroleum, petroleum based product and any petroleum constituent. To Seller’s Knowledge, other than those set forth on Schedule 11(1), there are no above ground storage tanks on the Property. To Seller’s Knowledge, other than those set forth on Schedule 11(1), there are no underground storage tanks located on the Property. To Seller’s Knowledge, other than those set forth on Schedule 11(0, there are no septic systems and tanks on the Property. To Seller’s Knowledge, Seller has received no written notice that the Property or any portion thereof contains any form of toxic mold.

(m) No consent, approval or other action of, or filing on registration with, any governmental agency, commission or office is required on Seller’s behalf with respect to the transaction contemplated herein. Notwithstanding the foregoing, the Seller needs the approval of certain authorities in Italy as required by The Congregation for Institutes of Consecrated Life and for Societies of Apostolic Life and Canon Law governing real estate transactions like the one contemplated in this Agreement. The timeline for any such approvals shall be determined within ninety (90) days of the Effective Date. If the timeline for any such approvals cannot be determined within this time period, the Buyer shall have the option to terminate the Agreement with no further liabilities or obligations or extend the time for determining such timeline in a writing signed by the Parties. In no event shall any such approvals delay the Closing of this transaction, unless the Parties agree to such delay in a writing signed by the Parties.

(n) To Seller’s Knowledge, no litigation or proceeding before any commission, agency or other administrative authority is pending or threatened in writing against or affecting the Property or the use of the Property or arising out of or by virtue of the ownership or use of the Property. No pending or threatened judicial, municipal, health or administrative proceeding exists which affects the Property or the use of the Property, or in which Seller is or may be a party by reason of the ownership or use of all or any part of the Property.

(o) To Seller’s Knowledge, Seller has not received any writing notices of any outstanding, cited or proposed deficiencies, sanctions or work orders of any authority related to the Property and/or the operation of the Property and no such notices exist.

(p) To Seller’s Knowledge, alt water, sewer, gas, electric, telephone, and other public utilities and all storm water drainage required by law or necessary for the operation of the Real Property (1) either enter the Real Property through open public streets adjoining the Land, or, if they pass through adjoining private land, do so in accordance with valid public or private easements or rights of way which will inure to the benefit of Buyer, and (2) are installed, connected and operating, in good condition, with all installation and connection charges paid in full, including, without limitation, connection and the permanent right to discharge sanitary waste into the collector system, of the appropriate sewer authority. No moratorium, proceeding or other fact or condition exists which threatens to impair continued furnishing of such services to the Rea! Property at regular rates and fees. Water and sanitary sewer are public.

(q) No work has been performed or is in progress at, and no materials have been furnished to, the Real Property which, though not presently the subject of, might give rise to, mechanics’, material suppliers’, or other liens against the same or any portion thereof. If any lien for such work is filed before or after Closing hereunder, Seller shall promptly discharge the same at its cost.

(r) To Seller’s Knowledge, all books, records, maintenance and service records, rent rolls, bills, invoices and related documentation furnished or made available by Seller to Buyer are complete, true and correct and fairly present the financial condition, assets and liabilities relating to the Property and the results of operations for such periods, have been prepared in accordance with federal income tax accounting principles consistently maintained since the beginning of the periods covered thereby. To Seller’s Knowledge, there has been no event having a Material Adverse Effect with respect to the operation of the Property since the effective date of die foregoing financial statements.

(s) All information given by Seller to Buyer in this Agreement or in connection with the transactions contemplated hereunder shall be true, complete and accurate in every material respect as of the date hereof and, at the Closing, the foregoing representations and warranties of Seller shall be remade as of the Closing Date. Seller has no knowledge or information of any facts, circumstances, or conditions that are inconsistent with the representations and warranties contained herein. Seller shall promptly inform Buyer in writing if there occurs any (i) change having a Material Adverse Effect with respect to the condition, financial or otherwise, of the Property, or the operation thereof, at any time prior to the Closing Date or (ii) if any information, document, agreement or other material delivered to Buyer is amended, superseded, modified or supplemented.

The representations and warranties of Seller contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the date of Closing as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing.

Section 12. Buyer’s Representations. The representations and warranties of the Buyer contained in this Agreement shall be true when made and shall be true in all material respects at and as of the date of Closing as if such representations and warranties were made at and as of the Closing. Buyer represents and warrants to, and covenants with, Seller that Buyer is duly formed, validly existing and in good standing under the laws of Nevada and is authorized to consummate the transaction set forth herein and fulfill all of its obligations hereunder and under all Closing documents to be executed by Buyer. Buyer has all necessary power to execute and deliver this Agreement and all Closing documents to be executed by Buyer, and to perform all of Buyer’s obligations hereunder and thereunder. This Agreement and all Closing documents to be executed by Buyer have been (or as of Closing will have been) duly authorized by all requisite corporate or other required action on the part of Buyer and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all Closing documents to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder, will result in the violation of any Laws or any provision of the organizational documents of Buyer or any contract to which the Buyer is a party or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound.

Section 13. Conditions to Buyer’s Obligations. All of Buyer’s obligations hereunder (including, without limitation, Buyer’s obligation to pay the Purchase Price, to accept title to the Property and to consummate the Closing) are expressly conditioned on the satisfaction at or before the time of Closing of the following conditions precedent being fully satisfied as of the Closing (any one or more of which may be waived in writing in whole or in part by Buyer, at Buyer’s option):

(a) Except as otherwise set forth in this Agreement, at Closing, Seller shall deliver possession of tine Property to Buyer free and clear of all tenancies and other occupancies;

(b) Seller shall deliver to Buyer on or before the Closing the items set forth in Section 10 above that Seller is obligated to deliver as of the Closing;

(c) Buyer shall receive from Title Insurer or any other title insurer approved by Buyer in its judgment and discretion, a current ALTA owner’s form of title insurance policy, or irrevocable and unconditional binder to issue the same, with extended coverage for the Real Property in the amount of the Purchase Price, dated, or updated to, the date of the Closing, insuring, or committing to insure, at its ordinary premium rates, Buyer’s good and marketable title in fee simple to the Real Property and otherwise in such form and with such endorsements as provided in the Preliminary Title Report approved by Buyer pursuant to Section 6 hereof, subject only to the Permitted Exceptions;

(d) Between the date hereof and the Closing Date, there shall have been no event having a Material Adverse Effect with respect to the physical condition of the Property or the business operated thereon;

(e) The municipality in which the Property is located, or any other relevant governmental authority, issues all certificates, permits and inspection and other approvals that may be required as a condition to the transfer of the Property to Buyer or necessary to allow Buyer to use the Property for its Intended Use, including, but not limited to, the approval of the T1 application and any necessary zoning and land use approvals;

(f) No later than five (5) business days prior to the Closing Date, Seller shall have obtained an estoppel certificate as to each restrictive covenant, declaration and/or reciprocal easement agreement of record, which estoppel certificate shall: (i) be executed by each party entitled to enforce such document; (ii) confirm that such document is in full force and effect, unmodified except as revealed by the Preliminary Title Report received by Buyer; (iii) confirm that there are no defaults by the Seller and/or the Property under such document; (iv) confirm that there are no outstanding sums owed by the Seller and/or the Property; (v) confirm that there are no outstanding construction or similar obligations of Seller and/or the Property; and (vi) be, dated no earlier than thirty (30) days prior to Closing;

(g) The representations and warranties of Seller contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the date of Closing as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing;

(h) All Regulatory Approvals shall have been issued and obtained;

(i) On the Closing Date, Seller shall have delivered, in form and substance reasonably acceptable to Buyer, a remediation agreement (the “Remediation Agreement”) executed by Buyer and Seller in which Seller agrees post-Closing (i) at Seller’s sole cost and expense, to investigate, assess, remediate and otherwise address, as may be required under Environmental Law, those environmental matters identified by Buyer during the Due Diligence Period and determined by Buyer to require corrective action (the “Corrective Action Matters”), (ii) at Seller’s sole cost and expense, to comply with all threatened, existing or pending enforcement actions related to a Corrective Action Matter (the “Enforcement Actions”), including without limitation to promptly pay any fines, penalties or other costs associated with a violation or alleged violation of Environmental Laws, (iii) to indemnify and hold Buyer harmless from and against any and all actions, claims, demands, liabilities, liens, losses, costs (including . court costs), damages, awards and expenses (including reasonable attorneys’ fees) incurred as a result of or in connection with any Corrective Action Matter and any Enforcement Action, and (iv) to place a portion of the Purchase Price approved by Buyer in Escrow pursuant to an escrow agreement acceptable to Buyer and executed by Seller, Buyer and Title Company, which escrow agreement will state the terms and conditions on which escrowed sums shall be disbursed to pay costs of completing Corrective Actions Matters and Enforcement Actions to the reasonable satisfaction of Buyer.

If any of the foregoing conditions precedent have not been satisfied as of Closing, Buyer may, in its sole and absolute discretion, either: (i) waive any unsatisfied conditions and proceed to Closing in accordance with the terms and provisions hereof with no deduction from or adjustment of the Purchase Price except for (a) adjustment equal to the amount required to satisfy and discharge of record at or before Closing of any and all liens, judgments or other encumbrances which can be removed by the payment of a fixed and ascertainable amount together with interest and penalties thereon, if any, and together with any additional title insurance costs or premiums imposed by Title Insurer by reason thereof, and (b) the cost of curing any failed condition precedent to the extent reducible to a liquidated sura; (ii) suspend the Closing Date on one or more occasions for a period of time as Buyer shall reasonably determine in order to allow for all of the foregoing conditions precedent to be satisfied, during which period Seller and Buyer shall work cooperatively and with reasonable diligence to satisfy all of said conditions, or (iii) terminate this Agreement by delivering written notice thereof to Seller no later than Closing, upon which termination the Earnest Money shall be refunded to Buyer and all obligations, liabilities and rights of the Parties under this Agreement shall terminate.

Section 14. Conditions to Seller’s Obligations. Seller’s obligation to deliver title to the Property shall be subject to compliance by Buyer with the following conditions precedent on and as of the date of Closing:

(a) Buyer shall deliver to Seller on the Closing Date the remainder of the Purchase Price, subject to adjustment of such amount pursuant to Section 2 hereof;

(b) Buyer shall deliver to Seller on or before the Closing the items set forth in Section 10(b) above that Buyer is obligated to deliver; and

(c) The representations and warranties of Buyer contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the date of Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

Section 15. Notices. Unless otherwise provided herein, all notices and other communications which may be or are required to be given or made by any Party to the other in connection herewith shall be in writing and shall be delivered to the addresses set out in Section 1, or at such other addresses as specified by written notice delivered in accordance herewith, only by one of the following means: (i) delivered in person, (ii) deposited in the United States mail, registered or certified, return receipt requested, (iii) deposited with a nationally recognized overnight courier for next business day delivery, or (iv) by fax or electronic mail. Notices shall be deemed delivered and received (A) on the date of delivery if delivered in person, (B) upon receipt if deposited by United States mail, registered or certified as provided above, (C) on the date after deposit with a nationally recognized overnight courier as provided above and (D) upon transmission of the fax or electronic mail, provided that a copy of said notice also is sent via one of the means listed in subclauses (i) through (iii) of this Section. Notices may be given on a Party’s behalf by its attorney.

Section 16. Seller Covenants. Seller agrees that, with respect to the Property, it: (a) shall continue to operate and manage the Property in a prudent and. businesslike manner and in the same manner in which Seller has previously operated and managed the Property, and in doing so, Seller shall not take any action, or fail to take any action which would cause the Property to be operated, managed and maintained (1) in violation or continued violation of any Laws, (2) in a manner the result of which would have a Material Adverse Effect on the Property or Buyer’s ability to lease to a tenant or to continue the operation thereof after the Closing in substantially the same manner as now conducted, or (3) which would cause any of the representations and warranties of Seller contained in this Agreement, to be incorrect, incomplete or misleading in any material respect as of the Closing; (b) shall make all necessary repairs and replacements required to keep the Property in good repair and working order and in substantially the same condition as the Effective Date; (c) shall maintain in full force and effect all insurance policies in place with respect to the Property as of the Effective Date; (d) shall not, without Buyer’s prior written consent: (i) amend the current subleases of the Property in any manner, nor enter into any new lease, license agreement or other occupancy agreement with respect to the Property; (ii) consent to an assignment of the current leases of the Property or a sublease of the premises demised thereunder or a termination or surrender thereof; (iii) terminate the current leases of the Property nor release any guarantor of or security for any of the current leases of the Property; and/or (iv) cause, permit or consent to an alteration of the Real Property unless such consent is non-discretionary or, with prompt notice to Buyer, in the ordinary course of Seller’s operation of the Property); and (e) shall timely perform all of Seller’s obligations under the current leases of the Property and the Contracts, under all governmental approvals, and under all other agreements relating to the Property; and Seller shall comply with all Laws affecting the Property, and duly and timely file all tax reports required to be filed by Seller and promptly pay when due all federal, state and local taxes and assessments, charges, fees, interest and penalties levied on Seller or the Property. Seller shall promptly inform Buyer in writing of any event having a Material Adverse Effect with respect to Seller’s ownership, use, occupancy or maintenance of the Property, whether insured or not.

Section 17. New Jersey Revenue and Taxation Code. Seller agrees to comply with, and authorizes Buyer to comply with, the requirements of Sections 46:15-7 and 54A:1-1 of the New Jersey Revenue and Taxation Code, including any required withholding of a portion of the Purchase Price.

Section 18. Computation of Time; Performance on Business Days. In computing any period of time pursuant to this Agreement, the day of the act or event from which the designated period of time begins to run will not be included. The last day of the period so computed will be included, unless it is a Saturday, Sunday or a Holiday, in which event the period runs until the end of the next day which is not a Saturday, Sunday or such Holiday. The term “business day” shall mean Monday through Friday, except for a Holiday. The term “Holiday” shall mean Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, New Year’s Day and any other Federal holidays. All references to a period of days herein shall be deemed to refer to calendar days unless the term “business day” is used.

Section 19. Entire Agreement; Modification. This Agreement constitutes the sole and entire agreement among the Parties with respect to the subject matter hereto and no modification of this Agreement shall be binding unless in writing and signed by Seller and Buyer. No signature of Title Insurer shall be required to amend this Agreement except for an amendment modifying the terms of Section 8 of this Agreement. No prior agreement or understanding pertaining to the subject matter hereof (including, without limitation, any letter of intent executed prior to this Agreement) shall be valid or of any force or effect from and after the Effective Date. Any rule of construction which provides that ambiguities are to be resolved against the drafting Party shall not apply to the interpretation of this Agreement.

Section 20. Severability. If any provision of this Agreement, or the application thereof to any person or circumstance, shall be invalid or unenforceable, at any time or to any extent, then the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

Section 21. Applicable Law. This Agreement shall be construed under the laws of the State in which the Property is located, without giving effect to any state’s conflict of laws principles.

Section 22. Broker’s Commissions. Buyer and Seller each hereby represent that, except for the Broker’s listed herein, there are no other brokers involved or that have a right to proceeds in this transaction. Seller shall be responsible for payment of commissions to the Broker’s pursuant to a separate written agreement executed by Seller and Broker’s. Seller and Buyer each hereby agree to indemnify and hold the other harmless from all loss, cost, damage or expense (including reasonable attorneys’ fees at both trial and appellate levels) incurred by the other as a result of any claim arising out of the acts of the indemnifying part)’ (or others on its behalf) for a commission, finder’s fee or similar compensation made by any broker, finder or any party who claims to have dealt with such Party (except that Buyer shall have no obligations hereunder with respect to any claim by Broker’s). The representations, warranties and indemnity obligations contained in this section shall survive the Closing or the earlier termination of this Agreement.

Section 23. Assignment. Buyer may assign its rights under this Agreement to Behavioral Healthcare Realty, LLC, a Delaware limited liability company, or any one or more of its wholly owned subsidiaries, which shall hold the Property. If this Agreement relates to more than one Property, Buyer may assign this Agreement in part with respect to individual Properties to facilitate the acquisition of each Property by a separate entity formed by Buyer with respect to each Property.

Section 24. Attorneys’ Fees. In any action brought by Buyer and Seller as a result of a Party’s failure to perform or a default under this Agreement, the prevailing Party shall be entitled to recover from the other Party its attorneys’ fees, expenses and court costs incurred in such action.

Section 25. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the Parties and delivered to the other Party. Signatures on this Agreement which are transmitted electronically shall be valid for all purposes; provided, however, any Party shall deliver an original signature on this Agreement to the other Party upon its written request to do so.

Section 26. Anti-Terrorism; OFAC. Neither Buyer or Seller, nor any of their affiliates, are in violation of any Anti-Terrorism Law (as hereinafter defined) or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. “Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including: Executive Order No. 13224; the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or may hereafter be, renewed, extended, amended or replaced; the applicable laws comprising or implementing the Bank Secrecy Act; and the applicable laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing may from time to time be amended, renewed, extended, or replaced).

Section 27. Buyer’s Disclosures; Confidentiality. Seller acknowledges that Buyer may assign this Agreement to one or more subsidiaries. Accordingly, and notwithstanding any provision of this Agreement or the provisions of any other existing agreement between the Parties hereto to the contrary, Buyer shall not disclose to any third party, other than as permitted in this Agreement or to any one or more of its subsidiaries, any of the results of any inspections or studies undertaken by or at the direction of Buyer in connection herewith without the prior written consent of Seller, but the foregoing shall not prevent Buyer from disclosing this Agreement. Buyer agrees to keep confidential and not to use, other than in connection with its determination whether to proceed with the purchase of the Property any of the Due Diligence Materials or any other documents, material or information regarding the Property supplied to Buyer by Seller or by any third party at the request of Seller, including, without limitation, any environmental site assessment reports furnished to Buyer, except Buyer may share such documents, material and information with Buyer’s consultants, agents, potential purchasers, potential lenders and potential investors and joint venture partners on a “need to know” basis, unless Buyer is compelled to disclose such documents, material or information by law or by subpoena. The foregoing confidentiality provisions and limitations of disclosure shall not apply with respect to any information which was lawfully in the possession of Buyer prior to disclosure by Seller or is generally available to the public (other than as a result of wrongful Buyer’s disclosure thereof). In the event that the Closing does not occur in accordance with the terms of this Agreement, Buyer shall promptly destroy all of the documents, materials and information regarding the Property supplied to Buyer by Seller, including, without limitation, the Due Diligence Materials, or, at the written request of Seller, return such documents, materials and information to Seller. The provisions of this Section 27 shall survive the termination of this Agreement.

Section 28. Indemnity. The Seller agrees to indemnify and hold the Buyer, its employees, agents, successors and assigns harmless for any liability related to the Property that is for matters that occurred prior to the Closing. The Buyer agrees to indemnify and hold the Seller, its employees, agents, successors and assigns harmless for any liability related to the Property that is for matters that occurred on or after the Closing.

Section 29. Limitation of Liability. No constituent member in, manager or agent of Seller, nor any advisor, trustee, director, officer, employee, beneficiary, shareholder, participant, representative or agent of any corporation or trust that is or becomes a constituent member in Seller shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement or document made, delivered or entered into under or pursuant to the provisions of this Agreement of any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Buyer and its successors and assigns, shall look solely to Seller and Seller’s interest in the Property (and all profits, awards, income and other proceeds therefrom (including, without limitation the Purchase Price subject to the limitations on liability as set forth herein)) for satisfaction of any liability of Seller with respect to this Agreement and all documents, agreements, understandings, and arrangements relating to the Transaction, and except as provided herein, Buyer, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability.

No constituent member in, manager or agent of Buyer, nor any advisor, trustee, director, officer, employee, beneficiary, shareholder, participant, representative or agent of any corporation or trust that is or becomes a constituent member in Buyer shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement or document made, delivered or entered into under or pursuant to the provisions of this Agreement or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Seller and its successors and assigns, shall look solely to the Earnest Money for satisfaction of any liability of Buyer with respect to this Agreement and all documents, agreements, understandings, and arrangements relating to the Transaction, and except as provided herein, Seller, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability.

Section 30. No Third Party Beneficiaries. BUYER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN TO THE CONTRARY, THERE ARE NO THIRD PARTY BENEFICIARIES TO THIS AGREEMENT, AND,

ACCORDINGLY, NO THIRD PARTY (INCLUDING, WITHOUT LIMITATION, ANY BROKER) SHALL HAVE THE RIGHT TO ENFORCE THIS AGREEMENT FOR THE BENEFIT OF SUCH THIRD PARTY OR AGAINST THE INTERESTS OF BUYER OR SELLER. EITHER OF SELLER OR BUYER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING BROUGHT BY ANY SUCH THIRD PARTY AGAINST SELLER OR BUYER IN CONNECTION WITH THIS AGREEMENT AS CONCLUSIVE EVIDENCE OF THE PARTIES’ INTENTIONS.

Section 31. Time of Performance and/or Closing. In the event there is a delay in the performance of the Agreement by a Party hereto or a delay in the Closing of the transaction contemplated by this Agreement, the other Party may serve the delaying Party with a time is of the essence notice (“T.E. Notice”). The T.E. Notice shall set forth the delay in performance and/or Closing and shall provide for a reasonable amount of time within which the delay in performance and/or Closing must be cured. The T.E. Notice shall also set forth the damages for which the delaying Party will be responsible in the event the delay in performance and/or Closing is not cured within the time period set forth in the T.E. Notice.

Section 32. Further Assurances. Each Party hereto agrees that, from and after the Closing, upon- the reasonable request of the other Party hereto and without further consideration, such Party will execute and deliver to such other Party such documents and further assurances and will take such other actions (without cost or liability to such Party) as such other Party may reasonably request in order to carry out the purpose and intention of this Agreement, including, but not limited, to the effective consummation of the transactions contemplated under the provisions of this Agreement. The provisions of the Section 32 shall survive Closing.

Section 33. Consequential Damages. Neither Seller nor Buyer shall be entitled to recover (and in no event shall either Party be responsible for) lost profits or consequential, special or any other indirect damages arising from this Agreement or either Party’s obligations under this Agreement.

Section 34. Jury Waiver. BUYER AND SELLER EACH DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, OR UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE DOCUMENTS DELIVERED BY BUYER OR SELLER AT CLOSING, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ANY ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THIS AGREEMENT OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). IN ADDITION, BUYER WAIVES ANY RIGHT TO SEEK RESCISSION OF THE TRANSACTION. THIS WAIVER IS A MATERIAL INDUCEMENT FOR SELLER TO ENTER INTO AND ACCEPT THIS AGREEMENT AND THE DOCUMENTS DELIVERED BY BUYER AT CLOSING AND SHALL SURVIVE THE CLOSING OF TERMINATION OF THIS AGREEMENT.

Section 35. EXHIBITS AND SCHEDULES. The following exhibits and schedules are attached to this Agreement and are incorporated into this Agreement by this reference and made a part hereof for all purposes:

(a)	Exhibit A, Legal Description of Property

(b)	Exhibit B, Personal Property

(c)	Exhibit C-Spectrum Lease Amendment

(d)	Exhibit D-Form of Bill of Sale

(e)	Schedule 6(b)-Due Diligence Materials

(f)	Schedule 11(b)-Pending Litigation

(g)	Schedule 11 (k), Zoning Changes or Modifications

(h)	Schedule 11(1). Environmental Compliance

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Signatures follow on the next page.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

SELLER:

SISTERS OF SAINT FRANCIS OF PHILADELPHIA, a Pennsylvania non-profit religious corporation,

f/k/a FRANCISCAN SISTERS OF RINGWOOD, a Pennsylvania non-profit religious corporation

By:	/s/ Sister Marijane Hresko
Sister Marijane Hresko
Its:	Vice President
Date:	4-17-13

BUYER:

AMERICAN ADDICTION CENTERS INC., a Nevada corporation

By:	/s/ Michael Cartwright
Michael Cartwright
Its:	CEO
Date:	4-15-13

THE UNDERSIGNED HEREBY ACKNOWLEDGES AND AGREES TO BE BOUND BY THE TERMS OF THIS AGREEMENT RELATING TO TITLE INSURER AND THE DEPOSIT.

TITLE INSURER:

First American Title Insurance Company

By:	/s/ Janine Hudson
Name:	Janine Hudson
Its:	Sr. Commercial Escrow Officer
Date:	4-23-13